CONFIDENTIAL-SPECIAL HANDLING

May 11, 2007

Exhibit 10.72

Mr. Steven J. Bandrowczak

28 Darbrook Road

Westport, Connecticut

USA 06880

Dear Steven,

I am delighted to offer you the position of Chief Information Officer of Nortel Networks Corporation (NNC) and Nortel Networks Limited (NNL), reporting to me with a starting date no later than June 25, 2007. As you are aware, while this position is located at our facility in Raleigh, North Carolina, it is agreed that for a period not to exceed 24 months from the date that you commence employment, your office will be at the Nortel offices located in Valhalla, New York, so long as such arrangements are satisfactory to Nortel.

This employment offer is subject to the approval of the Compensation and Human Resources Committee, and your appointment by the Boards of Directors of NNC and NNL as Chief Information Officer. NNC and/or, NNL and/or, where applicable, any subsidiary thereof, are collectively referred to herein as Nortel.

The initial key responsibilities and focus of this position have been discussed and communicated to you. Our hope is to significantly leverage both your considerable commercial experience, in addition to your extensive capabilities in information technology leadership and management. As we have come to know more about you, we believe and anticipate that there are several areas in which you may be able to make a significant contribution that will be both challenging and impactful. These would include not only the basic back office internal and infrastructural issues, but also market and customer focused challenges that will involve you working in proactive collaboration with both our product line and sales organization. We look forward to you playing a key role in this area, and should you have any further questions, I would be pleased to discuss them with you.

The terms of this offer are as follows:

Salary

Your base salary will be USD$425,000 calculated on a per annum basis and will be paid to you bi-weekly. Generally, salaries are reviewed on an annual basis, typically in the first fiscal quarter, in accordance with the various evaluation processes and market-driven guidelines.

Dennis Carey

Executive Vice President, Corporate Operations

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1109 dennis@nortel.com

Incentive Award

You will be eligible to participate, upon your commencement of employment in the Nortel Networks Limited Annual Incentive Plan (“Incentive Plan”) pursuant to its terms and conditions, with a projected target award of 80% of your base salary. Your participation in the Incentive Plan for 2007 will be on a pro-rata basis in accordance with the terms of the Incentive Plan.

Special Bonus

Upon acceptance of this employment offer, and conditioned upon your commencement of employment and continued employment, you will receive a special bonus of US$700,000 to be paid as follows: (i) US$200,000 within 30 days following commencement of your employment, (ii) US$500,000 to be paid within 30 days following the one year anniversary of the commencement of your employment. If you resign from Nortel within 24 months from the commencement of your employment, you agree to re-pay Nortel the sum of US$250,000 within 10 days of resignation.

Long Term Incentives

The following recommendations are conditioned upon your acceptance of this offer, commencement of employment and continued employment. Upon your acceptance, we intend to put forth these recommendations for approval at the next available award date, as determined by Nortel in its sole discretion.

New Hire Long Term Incentive Award

Restricted Stock Units:

We intend to recommend for approval a new hire, one-time award of 12,000 restricted stock units, subject to the terms and conditions of the Nortel 2005 Stock Incentive Plan (“SIP”) and Nortel’s policies and procedures at the time of award.

2007 Long Term Incentive Program

Restricted Stock Units:

We intend to recommend for approval an award of 11,800 restricted stock units as part of your 2007 long term incentives, under and subject to the terms and conditions of the SIP and Nortel’s policies and procedures at the time of award. Under the terms of the SIP, both the new hire and 2007 long term incentive restricted stock units shall vest as to 33% on each anniversary of the effective date of the award, with 100% of such restricted stock units vested on the date that is three years from the effective date of the award.

Generally, two weeks after an award of restricted stock units is approved and processed, the instrument of grant for the restricted stock units will be provided to you for electronic acceptance. A summary of the grant details can be viewed on-line via WebStock, the Nortel intranet connection provides this capability along with a number of other tools and information. For further details, visit WebStock at https://webstock.us.nortel.com:49701/webstock/docs/default.html. Webstock will be available to you upon commencement of your employment.

Dennis Carey

Executive Vice President, Corporate Operations

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1109 dennis@nortel.com

Performance Based Stock Units:

We intend to recommend for approval an award of 11,800 performance based stock units as part of your 2007 long term incentives, under and subject to the terms and conditions of the SIP and Nortel’s policies and procedures at the time of award. The performance period for the 2007 PSU award is January 1, 2007 to December 31, 2009. At the end of the three year performance period, payout is based on corporate performance, as measured by relative total shareholder return in accordance with the 2007 long term incentive program under the SIP.

An Instrument of Award for the PSUs, which evidencea the terms and conditions of the award covered by the grant, will be made available to you after the award is approved. Further details will be mailed to you from the Global Equity Awards department.

Recoupment of Incentive Based Compensation

It is not anticipated in the normal course of events that you will have to repay Nortel for any incentive based compensation payments received during your employment tenure with Nortel. However, if your employment is terminated for intentional misconduct, or you engage in any intentional misconduct, which contributes, directly or indirectly, to an error in financial information that materially affects the value of any incentive compensation realized by you, Nortel may recoup the full amount of incentive compensation payments, including all sales and incentive compensation, equity-based compensation, discretionary bonus payments and any matching pension plan payments made by Nortel, as an advance against damages in respect of any losses incurred or as a result of or in connection with such intentional misconduct, whether or not proceedings are issued by the Company. For further information please refer to Nortel’s Compensation and Human Resources Committee Policy Regarding Recoupment of Incentive Compensation.

Special Contingent Payment

In the event that a demand is made to you concerning your repayment of the USD$600,000 signing bonus, or any part thereof, provided to you by your employer as of the date of this offer of employment letter, as a result of your acceptance of this offer of employment and commencement of employment in accordance with the terms of this letter, Nortel, shall conditioned upon you (i) providing Nortel all information (as determined and requested by Nortel) concerning such demand for repayment (including but not limited to all written documents/letters/plan(s)/letters and or other communications to and from you concerning such signing bonus and the demand for repayment of such signing bonus) that evidences, pertains to or involves any such demand to you for such repayment and (ii) acting in good faith to provide requested information to Nortel and in general, acting in good faith to seek resolution of such demand; then Nortel will review such information, and within its sole discretion determine whether it will reimburse you for any portion or all of the requested repayment amount, less applicable withholding taxes.

Dennis Carey

Executive Vice President, Corporate Operations

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1109 dennis@nortel.com

Further, if during the first twenty-four 24 months following the commencement of your employment at Nortel, your employment is terminated for conduct that makes you ineligible for severance benefits under an applicable plan; then you agree to pay Nortel, at the time you cease employment, the entire amount of the special contingent payment that Nortel has paid to you. Furthermore, if you voluntarily terminate your employment during the first 24 months of service with Nortel, you agree to pay Nortel when you leave, the special contingent payment provided by Nortel, reduced by  1/24 for each full calendar month of service with Nortel.

Benefits

As an employee of Nortel Networks Inc. you will be eligible to participate in employee benefit plans in accordance with the terms of those plans upon your commencement of employment. This currently includes medical, dental, vision, short-term disability, long-term disability, business travel insurance, accidental death and dismemberment, and life insurance coverage. A Benefits Summary is included with this offer. You will also be eligible for four weeks of vacation per annum upon your commencement of employment. Vacation is accrued monthly at the rate of 1.67 days per month of employment.

We periodically review benefit plans, as well as compensation programs, and make modifications, including enhancements and reductions, as we deem appropriate.

Following your signature below, please provide your social security number and date of birth. This information will facilitate your enrollment in payroll and benefit programs.

Capital Accumulation and Retirement Programs

You will be offered the choice between two Capital Accumulation and Retirement Programs: the Balanced Program or the Investor Program. Details of these programs, including changes effective January 1, 2008, have been included for your reference. All of our retirement programs are periodically reviewed and changes may result to the programs as currently described.

Reporting Insider

You will be designated a Reporting Insider under applicable Canadian securities legislation and a Section 16 Officer under applicable United States securities legislation with respect to trades of securities of Nortel. Further details will be sent to you directly by our Corporate Law group following your acceptance of this offer.

Share Ownership Guidelines

As a senior executive you will be expected under the Share Ownership Guidelines to own common shares of NNC equivalent to 300% of your base salary within five years from the date you commence employment. We strongly believe that it is important for senior executives to have this commitment. As a result, we review progress against these guidelines on a regular basis.

Dennis Carey

Executive Vice President, Corporate Operations

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1109 dennis@nortel.com

Tax Conflict Review for Board Appointed Officers

As a board appointed officer, you are required to participate in Nortel’s Executive Tax Conflict Review Program. Under the terms of this program, your personal income tax return will be prepared and/or reviewed by our designated tax provider.

Relocation

Your acceptance of this offer requires as provided earlier, that within 24 months of your commencing employment with Nortel, your primary office and work location will be in Raleigh, North Carolina. Also as stated earlier, prior to your relocation to the Raleigh, North Carolina area your office will be located at the Nortel location at 100 Summit Lake, Suite 200, Valhalla, New York, provided such arrangements remain satisfactory to Nortel.

It is not anticipated in the normal course of events that you will have to repay Nortel for relocation expenses that it incurs under the Relocation Program. However, if during the first twelve months following the completion of your relocation to Raleigh, North Carolina, or during your relocation to Raleigh, North Carolina prior to its completion, your employment is terminated for conduct that makes you ineligible for severance benefits under an applicable plan then you agree to pay Nortel, at the time you cease employment, the entire cost of the relocation assistance provided by Nortel. Furthermore, if you voluntarily terminate your employment during the first twelve months of service with Nortel, you agree to pay Nortel when you leave Nortel, the relocation assistance provided by Nortel, reduced by  1/12 for each full calendar month of service with Nortel.

Further details of the benefits you will receive under the Relocation Plan will be confirmed in a separate letter.

Change in Control

Subject to the approval of the Compensation and Human Resources Committee of the Boards of Directors of NNC and NNL, you will be eligible to participate in the Nortel Networks Corporation Executive Retention and Termination Plan (“ERTP”) as a Tier 2 Executive. The ERTP provides certain payments in the event that your employment is terminated for a qualifying reason under the ERTP within 24 months following a change in control (as defined in the ERTP). You would be eligible for the benefits described for Tier 2 Executive under the terms and conditions of the ERTP. A copy of the ERTP is enclosed. Ongoing participation in the ERTP will continue as a function of your role and responsibilities. The number of executives who participate in the ERTP is very limited.

Employment Relationship

Your employment relationship is that of employment at will and therefore such relationship is terminable at the will of either party and there is no employment agreement for a year or any other specified term.

At the commencement of your employment, there will be a number of documents for you to complete, including our standard Employee Agreement as well as an Agreement Related to

Dennis Carey

Executive Vice President, Corporate Operations

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1109 dennis@nortel.com

Intellectual Property and Confidentiality/Conflict of Interests. Also, the employment offer is contingent upon you providing certain legally required documentation such as those required under the Immigration Reform and Control Act of 1986, as well as the completion of background and reference checks to Nortel’s satisfaction.

By your acceptance of this offer, you acknowledge that you have made Nortel aware of any fiduciary duties or restrictive agreements that may exist as a result of any former employment relationship. You are reminded of your continued obligations, if any, to any former employers with respect to confidential or proprietary information. In addition, by you signing this offer letter, you authorize Nortel to deduct from any monies it may owe you in the future, including, without limitation, salary, vacation pay, expense reimbursements, to the extent permitted by applicable law, and credit such amounts toward the repayment of any monetary amount(s) that you may owe Nortel pursuant to the provisions of this offer letter. Finally, you understand and acknowledge that you will not bring with you to Nortel, disclose to Nortel or use in the performance of your duties at Nortel, any confidential or proprietary information of a former employer which is not generally and lawfully available to the public.

I look forward to you joining Nortel and believe you will find your new position to be a challenging and rewarding experience.

If you are in accord and in agreement with the terms of this employment offer, please indicate your acceptance by signing and returning one copy of this offer letter to Ms. Leila Wong, Director, Executive and Equity Compensation, at 195 The West Mall, Toronto, Ontario, within one week of your receipt of this offer letter and retain the other for your files. If Ms. Wong does not receive your acceptance within that time period, this offer of employment will be withdrawn

Sincerely,

/s/ Dennis Carey
Dennis Carey
Executive Vice President, Corporate Operations

Accepted this 10 day of May, 2007	Signature:	/s/ Steven Bandrowczak

Confirmed Start date:	Date of Birth:	x/x/xx

Social Security #: xxx-xx-xxxx

Dennis Carey

Executive Vice President, Corporate Operations

Nortel

195 The West Mall, Toronto, ON M9C 5K1 T 905-863-1109 dennis@nortel.com